CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” and in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of FRC Founders Index Fund, a series of shares of beneficial interest in Trust for Advised Portfolios, filed with the Securities and Exchange Commission.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
February 13, 2020